---------------------------
                                                           OMB APPROVAL
                                                     ---------------------------
                                                     OMB Number: 3235-0145
                                                     Expires:  December 31, 2005
                                                     Estimated average burden
                                                     hours per response....11
                                                     ---------------------------




                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                              (Section 240.13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO SECTION 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                              SECTION 240.13d-2(a)

                               (Amendment No. 1)1


                                 OfficeMax, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                        Common Shares, without par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    67622M108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                 August 4, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

          Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                               Page 1 of 29 Pages

--------------
          1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

          The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13D
===================
CUSIP No. 67622M108
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2         **   The reporting persons making this filing hold an aggregate of
                   11,327,500 Shares,  which is 9.1% of the class of securities.
                   The  reporting  person on  this  cover  page,  however,  is a beneficial  owner  only of the  securities reported  by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                      [   ]

------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            California
------------====================================================================
                               7       SOLE VOTING POWER

                                       -0-
          NUMBER OF        ------------=========================================
                               8       SHARED VOTING POWER
           SHARES
        BENEFICIALLY                   2,389,900
          OWNED BY         ------------=========================================
                               9       SOLE DISPOSITIVE POWER
            EACH
                                       -0-
          REPORTING        ------------=========================================
         PERSON WITH           10      SHARED DISPOSITIVE POWER

                                       2,389,900
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,389,900
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                         [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            1.9 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================

                               Page 2 of 29 Pages

                                       13D
===================
CUSIP No. 67622M108
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2         **   The reporting persons making this filing hold an aggregate of
                   11,327,500 Shares,  which is 9.1% of the class of securities.
                   The  reporting  person on  this  cover  page,  however,  is a beneficial  owner  only of the  securities reported  by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                                 [   ]

------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            California
------------====================================================================
                              7        SOLE VOTING POWER

                                       -0-
     NUMBER OF             ------------=========================================
                              8        SHARED VOTING POWER
      SHARES
   BENEFICIALLY                        2,551,100
     OWNED BY              ------------=========================================
                              9        SOLE DISPOSITIVE POWER
       EACH
                                       -0-
     REPORTING             ------------=========================================
    PERSON WITH               10       SHARED DISPOSITIVE POWER

                                       2,551,100
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,551,100
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                         [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            2.0 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================

                               Page 3 of 29 Pages

                                       13D
===================
CUSIP No. 67622M108
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2         **   The reporting persons making this filing hold an aggregate of
                   11,327,500 Shares,  which is 9.1% of the class of securities.
                   The  reporting  person on  this  cover  page,  however,  is a beneficial  owner  only of the  securities reported  by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                                 [   ]

------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            California
------------====================================================================
                              7        SOLE VOTING POWER

                                       -0-
     NUMBER OF             ------------=========================================
                              8        SHARED VOTING POWER
      SHARES
   BENEFICIALLY                        317,400
     OWNED BY              ------------=========================================
                              9        SOLE DISPOSITIVE POWER
       EACH
                                       -0-
     REPORTING             ------------=========================================
    PERSON WITH               10       SHARED DISPOSITIVE POWER

                                       317,400
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            317,400
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                         [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.3 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================

                               Page 4 of 29 Pages

                                       13D
===================
CUSIP No. 67622M108
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2         **   The reporting persons making this filing hold an aggregate of
                   11,327,500 Shares,  which is 9.1% of the class of securities.
                   The  reporting  person on  this  cover  page,  however,  is a beneficial  owner  only of the  securities reported  by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                              7        SOLE VOTING POWER

                                       -0-
     NUMBER OF             ------------=========================================
                              8        SHARED VOTING POWER
      SHARES
   BENEFICIALLY                        336,500
     OWNED BY              ------------=========================================
                              9        SOLE DISPOSITIVE POWER
       EACH
                                       -0-
     REPORTING             ------------=========================================
    PERSON WITH               10       SHARED DISPOSITIVE POWER

                                       336,500
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            336,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                         [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.3 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================

                               Page 5 of 29 Pages

                                       13D
===================
CUSIP No. 67622M108
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2         **   The reporting persons making this filing hold an aggregate of
                   11,327,500 Shares,  which is 9.1% of the class of securities.
                   The  reporting  person on  this  cover  page,  however,  is a beneficial  owner  only of the  securities reported  by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                                 [   ]

------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            New York
------------====================================================================
                              7        SOLE VOTING POWER

                                       -0-
     NUMBER OF             ------------=========================================
                              8        SHARED VOTING POWER
      SHARES
   BENEFICIALLY                        119,100
     OWNED BY              ------------=========================================
                              9        SOLE DISPOSITIVE POWER
       EACH
                                       -0-
     REPORTING             ------------=========================================
    PERSON WITH              10        SHARED DISPOSITIVE POWER

                                       119,100
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            119,100
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                         [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================

                               Page 6 of 29 Pages

                                       13D
===================
CUSIP No. 67622M108
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2         **   The reporting persons making this filing hold an aggregate of
                   11,327,500 Shares,  which is 9.1% of the class of securities.
                   The  reporting  person on  this  cover  page,  however,  is a beneficial  owner  only of the  securities reported  by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                                 [   ]

------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
------------====================================================================
                              7        SOLE VOTING POWER

                                       -0-
      NUMBER OF            ------------=========================================
                              8        SHARED VOTING POWER
      SHARES
   BENEFICIALLY                        5,613,500
     OWNED BY              ------------=========================================
                              9        SOLE DISPOSITIVE POWER
       EACH
                                       -0-
     REPORTING             ------------=========================================
    PERSON WITH              10        SHARED DISPOSITIVE POWER

                                       5,613,500
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,613,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                         [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.5 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IA, OO
------------====================================================================

                               Page 7 of 29 Pages

                                       13D
===================
CUSIP No. 67622M108
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2         **   The reporting persons making this filing hold an aggregate of
                   11,327,500 Shares,  which is 9.1% of the class of securities.
                   The  reporting  person on  this  cover  page,  however,  is a beneficial  owner  only of the  securities reported  by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                              7        SOLE VOTING POWER

                                       -0-
     NUMBER OF             ------------=========================================
                              8        SHARED VOTING POWER
      SHARES
   BENEFICIALLY                        5,714,000
     OWNED BY              ------------=========================================
                              9        SOLE DISPOSITIVE POWER
       EACH
                                       -0-
     REPORTING             ------------=========================================
    PERSON WITH              10        SHARED DISPOSITIVE POWER

                                       5,714,000
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,714,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                         [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.6 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================

                               Page 8 of 29 Pages

                                       13D
===================
CUSIP No. 67622M108
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2         **   The reporting persons making this filing hold an aggregate of
                   11,327,500 Shares,  which is 9.1% of the class of securities.
                   The  reporting  person on  this  cover  page,  however,  is a beneficial  owner  only of the  securities reported  by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                              7        SOLE VOTING POWER

                                       -0-
     NUMBER OF             ------------=========================================
                              8        SHARED VOTING POWER
      SHARES
   BENEFICIALLY                        11,327,500
     OWNED BY              ------------=========================================
                              9        SOLE DISPOSITIVE POWER
       EACH
                                       -0-
     REPORTING             ------------=========================================
    PERSON WITH             10         SHARED DISPOSITIVE POWER

                                       11,327,500
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            11,327,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                         [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                               Page 9 of 29 Pages

                                       13D
===================
CUSIP No. 67622M108
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2         **   The reporting persons making this filing hold an aggregate of
                   11,327,500 Shares,  which is 9.1% of the class of securities.
                   The  reporting  person on  this  cover  page,  however,  is a beneficial  owner  only of the  securities reported  by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                              7        SOLE VOTING POWER

                                       -0-
     NUMBER OF             ------------=========================================
                              8        SHARED VOTING POWER
      SHARES
   BENEFICIALLY                        11,327,500
     OWNED BY              ------------=========================================
                              9        SOLE DISPOSITIVE POWER
       EACH
                                       -0-
     REPORTING             ------------=========================================
    PERSON WITH               10       SHARED DISPOSITIVE POWER

                                       11,327,500
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            11,327,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                         [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                              Page 10 of 29 Pages

                                       13D
===================
CUSIP No. 67622M108
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Joseph F. Downes
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2         **   The reporting persons making this filing hold an aggregate of
                   11,327,500 Shares,  which is 9.1% of the class of securities.
                   The  reporting  person on  this  cover  page,  however,  is a beneficial  owner  only of the  securities reported  by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                                 [   ]

------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
------------====================================================================
                              7        SOLE VOTING POWER

                                       -0-
     NUMBER OF             ------------=========================================
                              8        SHARED VOTING POWER
      SHARES
   BENEFICIALLY                        11,327,500
     OWNED BY              ------------=========================================
                              9        SOLE DISPOSITIVE POWER
       EACH
                                       -0-
     REPORTING             ------------=========================================
    PERSON WITH               10       SHARED DISPOSITIVE POWER

                                       11,327,500
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            11,327,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                         [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                              Page 11 of 29 Pages

                                       13D
===================
CUSIP No. 67622M108
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2         **   The reporting persons making this filing hold an aggregate of
                   11,327,500 Shares,  which is 9.1% of the class of securities.
                   The  reporting  person on  this  cover  page,  however,  is a beneficial  owner  only of the  securities reported  by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                                 [   ]

------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
------------====================================================================
                              7        SOLE VOTING POWER

                                       -0-
     NUMBER OF             ------------=========================================
                              8        SHARED VOTING POWER
      SHARES
   BENEFICIALLY                        11,327,500
     OWNED BY              ------------=========================================
                              9        SOLE DISPOSITIVE POWER
       EACH
                                       -0-
     REPORTING             ------------=========================================
    PERSON WITH               10       SHARED DISPOSITIVE POWER

                                       11,327,500
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            11,327,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                         [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                              Page 12 of 29 Pages

                                       13D
===================
CUSIP No. 67622M108
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2         **   The reporting persons making this filing hold an aggregate of
                   11,327,500 Shares,  which is 9.1% of the class of securities.
                   The  reporting  person on  this  cover  page,  however,  is a beneficial  owner  only of the  securities reported  by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                                 [   ]

------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
------------====================================================================
                              7        SOLE VOTING POWER

                                       -0-
     NUMBER OF             ------------=========================================
                              8        SHARED VOTING POWER
      SHARES
   BENEFICIALLY                        11,327,500
     OWNED BY              ------------=========================================
                              9        SOLE DISPOSITIVE POWER
       EACH
                                       -0-
     REPORTING             ------------=========================================
    PERSON WITH               10       SHARED DISPOSITIVE POWER

                                       11,327,500
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            11,327,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                         [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                              Page 13 of 29 Pages

                                       13D
===================
CUSIP No. 67622M108
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2         **   The reporting persons making this filing hold an aggregate of
                   11,327,500 Shares,  which is 9.1% of the class of securities.
                   The  reporting  person on  this  cover  page,  however,  is a beneficial  owner  only of the  securities reported  by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                                 [   ]

------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
------------====================================================================
                              7        SOLE VOTING POWER

                                       -0-
     NUMBER OF             ------------=========================================
                              8        SHARED VOTING POWER
      SHARES
   BENEFICIALLY                        11,327,500
     OWNED BY              ------------=========================================
                              9        SOLE DISPOSITIVE POWER
       EACH
                                       -0-
     REPORTING             ------------=========================================
    PERSON WITH               10       SHARED DISPOSITIVE POWER

                                       11,327,500
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            11,327,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                         [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                               Page 14 of 29 Pages

                                       13D
===================
CUSIP No. 67622M108
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2         **   The reporting persons making this filing hold an aggregate of
                   11,327,500 Shares,  which is 9.1% of the class of securities.
                   The  reporting  person on  this  cover  page,  however,  is a beneficial  owner  only of the  securities reported  by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                                 [   ]

------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
------------====================================================================
                              7        SOLE VOTING POWER

                                       -0-
     NUMBER OF             ------------=========================================
                              8        SHARED VOTING POWER
      SHARES
   BENEFICIALLY                        11,327,500
     OWNED BY              ------------=========================================
                              9        SOLE DISPOSITIVE POWER
       EACH
                                       -0-
     REPORTING             ------------=========================================
    PERSON WITH               10       SHARED DISPOSITIVE POWER

                                       11,327,500
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            11,327,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                         [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                               Page 15 of 29 Pages

                                       13D
===================
CUSIP No. 67622M108
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2         **   The reporting persons making this filing hold an aggregate of
                   11,327,500 Shares,  which is 9.1% of the class of securities.
                   The  reporting  person on  this  cover  page,  however,  is a beneficial  owner  only of the  securities reported  by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                                 [   ]

------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
------------====================================================================
                              7        SOLE VOTING POWER

                                       -0-
     NUMBER OF             ------------=========================================
                              8        SHARED VOTING POWER
      SHARES
   BENEFICIALLY                        11,327,500
     OWNED BY              ------------=========================================
                              9        SOLE DISPOSITIVE POWER
       EACH
                                       -0-
     REPORTING             ------------=========================================
    PERSON WITH              10        SHARED DISPOSITIVE POWER

                                       11,327,500
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            11,327,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                         [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                               Page 16 of 29 Pages

                                       13D
===================
CUSIP No. 67622M108
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2         **   The reporting persons making this filing hold an aggregate of
                   11,327,500 Shares,  which is 9.1% of the class of securities.
                   The  reporting  person on  this  cover  page,  however,  is a beneficial  owner  only of the  securities reported  by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                              7        SOLE VOTING POWER

                                       -0-
     NUMBER OF             ------------=========================================
                              8        SHARED VOTING POWER
      SHARES
   BENEFICIALLY                        11,327,500
     OWNED BY              ------------=========================================
                              9        SOLE DISPOSITIVE POWER
       EACH
                                        -0-
     REPORTING             ------------=========================================
    PERSON WITH               10       SHARED DISPOSITIVE POWER

                                       11,327,500
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            11,327,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                         [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                              Page 17 of 29 Pages

                                       13D
===================
CUSIP No. 67622M108
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2         **   The reporting persons making this filing hold an aggregate of
                   11,327,500 Shares,  which is 9.1% of the class of securities.
                   The  reporting  person on  this  cover  page,  however,  is a beneficial  owner  only of the  securities reported  by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                                 [   ]

------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
------------====================================================================
                              7        SOLE VOTING POWER

                                       -0-
     NUMBER OF             ------------=========================================
                              8        SHARED VOTING POWER
      SHARES
   BENEFICIALLY                        11,327,500
     OWNED BY              ------------=========================================
                              9        SOLE DISPOSITIVE POWER
       EACH
                                        -0-
     REPORTING             ------------=========================================
    PERSON WITH               10       SHARED DISPOSITIVE POWER

                                       11,327,500
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            11,327,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                         [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                               Page 18 of 29 Pages

                                       13D
===================
CUSIP No. 67622M108
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2         **   The reporting persons making this filing hold an aggregate of
                   11,327,500 Shares,  which is 9.1% of the class of securities.
                   The  reporting  person on  this  cover  page,  however,  is a beneficial  owner  only of the  securities reported  by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                                 [   ]

------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
------------====================================================================
                              7        SOLE VOTING POWER

                                       -0-
     NUMBER OF             ------------=========================================
                              8        SHARED VOTING POWER
      SHARES
   BENEFICIALLY                        11,327,500
     OWNED BY              ------------=========================================
                              9        SOLE DISPOSITIVE POWER
       EACH
                                       -0-
     REPORTING             ------------=========================================
    PERSON WITH              10        SHARED DISPOSITIVE POWER

                                       11,327,500
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            11,327,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                         [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 19 of 29 Pages

     This Amendment No. 1 to Schedule 13D amends the Schedule 13D initially filed on July 23, 2003 (collectively, with all amendments thereto, the "Schedule 13D").

Item 3.  Source And Amount Of Funds And Other Consideration.
------   --------------------------------------------------

     Item 3 of the Schedule 13D is amended and supplemented by the following:

     The net investment cost (including commissions) for the Shares acquired by each of the Partnerships and Managed Accounts since the filing of the prior
Schedule 13D is set forth below:

     Entity            Shares Acquired        Approximate Net Investment Cost
     ------            ---------------        -------------------------------
     FCP                   347,900                    $3,127,028.23
     FCIP                  326,200                    $2,931,923.93
     FCIP II                37,900                    $  340,632.97
     FCIP III               44,700                    $  401,753.87
     Tinicum                17,000                    $  152,800.77
     Managed
       Accounts            929,900                    $8,358,200.63

     The consideration for such acquisitions was obtained as follows: (i) with respect to FCIP, FCIP II and FCIP III, from working capital; (ii) with respect to FCP and Tinicum, from working capital and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by FCP and Tinicum, at Goldman, Sachs & Co.; and (iii) with respect to the Managed Accounts, from the working capital of each Managed Account and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by some of the Managed Accounts at Goldman, Sachs & Co. FCP, Tinicum and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman, Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Shares.

Item 5.  Interest  In  Securities  Of The Issuer.
------   ---------------------------------------

     Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

                               Page 20 of 29 Pages

   (a)   The Partnerships
         ----------------

         (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Partnership is incorporated herein by reference for each such Partnership. The percentage amount set forth in Row 13 for all cover pages filed herewith is calculated based upon the 124,505,032 Shares outstanding as of June 27, 2003 as reported by the Company in its Current Report on Form 8-K dated July 13, 2003 filed with the Securities and Exchange Commission on July 14, 2003.

         (c) The trade dates, number of Shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the Shares by the Partnerships since the filing of the prior Schedule 13D are set forth on Schedules A-E hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

         (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Individual Reporting Persons are managing members of the General Partner.

         (e)      Not applicable.

   (b)   The Management Company
         ----------------------

         (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

         (c) The trade dates, number of Shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the Shares by the Management Company on behalf of the Managed Accounts since the filing of the prior Schedule 13D are set forth on Schedule F hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

         (d) The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. The Individual Reporting Persons are managing members of the Management Company.

         (e)      Not applicable.

   (c)   The General Partner
         -------------------

         (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the General Partner is incorporated herein by reference.

                               Page 21 of 29 Pages

         (c)      None.

         (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Individual Reporting Persons are managing members of the General Partner.

         (e)      Not applicable.

   (d)   The Individual Reporting Persons
         --------------------------------

         (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Individual Reporting Person is incorporated herein by reference for each such Individual Reporting Person.

         (c)      None.

         (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. The Individual Reporting Persons are managing members of the General Partner. The Individual Reporting Persons are managing members of the Management Company.

         (e)      Not applicable.

         The Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. The
Individual Reporting Persons, as managing members of both the General Partner and the Management Company, may each be deemed to be the beneficial owner of all such Shares held by the Partnerships and the Managed Accounts. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

                               Page 22 of 29 Pages

                                   SIGNATURES


         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  August 12, 2003

                      /s/ Monica R. Landry
                     ----------------------------------------
                     FARALLON PARTNERS, L.L.C.,
                     on its own behalf and as General Partner of
                     FARALLON CAPITAL PARTNERS, L.P.,
                     FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.
                     By Monica R. Landry,
                     Managing Member

                     /s/ Monica R. Landry
                     ----------------------------------------
                     FARALLON CAPITAL MANAGEMENT, L.L.C.,
                     By Monica R. Landry,
                     Managing Member

                     /s/ Monica R. Landry
                     ----------------------------------------
                     Monica R. Landry, individually and as attorney-in-fact
                     for each of David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Richard B. Fried, William F. Mellin, Stephen L. Millham, Derek C. Schrier, Thomas F. Steyer
                     and Mark C. Wehrly.

         The Powers of Attorney, each executed by David I. Cohen, Joseph F. Downes, William F. Duhamel, Richard B. Fried, William F. Mellin, Stephen L. Millham, Thomas F. Steyer and Mark C. Wehrly authorizing Monica R. Landry to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 2 to the Schedule 13D filed with the Securities and Exchange Commission on July 16, 2003, by such Reporting Persons with respect to the Common Stock of New World Restaurant Group, Inc., are hereby incorporated by reference. The Powers of Attorney executed by each of Chun R. Ding and Derek C. Schrier authorizing Monica R. Landry to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Person with respect to the Common Stock of Salix Pharmaceuticals, Ltd., is hereby incorporated by reference.


                               Page 23 of 29 Pages

                                   SCHEDULE A
                                   ----------

                         FARALLON CAPITAL PARTNERS, L.P.
                         -------------------------------

                                  NO. OF SHARES
                                  PURCHASED (P)                 PRICE
         TRADE DATE                OR SOLD (S)              PER SHARE ($)
        ------------             ---------------           --------------

          7/25/2003                 42,000  (P)                 8.99
          7/25/2003                 45,000  (P)                 9.00
          7/28/2003                 23,800  (P)                 9.00
          7/29/2003                 42,000  (P)                 8.98
          7/30/2003                 50,000  (P)                 9.00
          7/31/2003                 24,100  (P)                 9.00
           8/1/2003                  7,400  (P)                 8.99
           8/4/2003                 33,100  (P)                 8.99
           8/5/2003                 30,400  (P)                 8.99
           8/6/2003                 27,900  (P)                 8.97
           8/7/2003                 22,200  (P)                 8.96



                               Page 24 of 29 Pages

                                   SCHEDULE B
                                   ----------

                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.
                  ---------------------------------------------

                                  NO. OF SHARES
                                  PURCHASED (P)                 PRICE
         TRADE DATE                OR SOLD (S)              PER SHARE ($)
        ------------             ---------------           --------------

         7/25/2003                  37,500  (P)                 8.99
         7/25/2003                  40,200  (P)                 9.00
         7/28/2003                  21,900  (P)                 9.00
         7/29/2003                  37,500  (P)                 8.98
         7/30/2003                  49,400  (P)                 9.00
         7/31/2003                  22,600  (P)                 9.00
          8/1/2003                   6,800  (P)                 8.99
          8/4/2003                  31,000  (P)                 8.99
          8/5/2003                  28,900  (P)                 8.99
          8/6/2003                  28,200  (P)                 8.97
          8/7/2003                  22,200  (P)                 8.96



                               Page 25 of 29 Pages

                                   SCHEDULE C
                                   ----------

                FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.
                ------------------------------------------------

                                  NO. OF SHARES
                                  PURCHASED (P)                 PRICE
         TRADE DATE                OR SOLD (S)              PER SHARE ($)
        ------------             ---------------           --------------

         7/25/2003                  4,000  (P)                  8.99
         7/25/2003                  4,300  (P)                  9.00
         7/28/2003                  2,600  (P)                  9.00
         7/29/2003                  4,500  (P)                  8.98
         7/30/2003                  5,600  (P)                  9.00
         7/31/2003                  2,700  (P)                  9.00
          8/1/2003                    800  (P)                  8.99
          8/4/2003                  3,700  (P)                  8.99
          8/5/2003                  3,400  (P)                  8.99
          8/6/2003                  3,500  (P)                  8.97
          8/7/2003                  2,800  (P)                  8.96


                               Page 26 of 29 Pages

                                   SCHEDULE D
                                   ----------

                FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.
                -------------------------------------------------

                                  NO. OF SHARES
                                  PURCHASED (P)                 PRICE
         TRADE DATE                OR SOLD (S)              PER SHARE ($)
        ------------             ---------------           --------------

          7/25/2003                 5,000  (P)                  8.99
          7/25/2003                 5,400  (P)                  9.00
          7/28/2003                 2,900  (P)                  9.00
          7/29/2003                 5,000  (P)                  8.98
          7/30/2003                 6,900  (P)                  9.00
          7/31/2003                 3,100  (P)                  9.00
           8/1/2003                   900  (P)                  8.99
           8/4/2003                 4,100  (P)                  8.99
           8/5/2003                 3,800  (P)                  8.99
           8/6/2003                 4,200  (P)                  8.97
           8/7/2003                 3,400  (P)                  8.96



                              Page 27 of 29 Pages

                                   SCHEDULE E
                                   ----------

                             TINICUM PARTNERS, L.P.
                             ----------------------

                                  NO. OF SHARES
                                  PURCHASED (P)                 PRICE
         TRADE DATE                OR SOLD (S)              PER SHARE ($)
        ------------             ---------------           --------------

          7/25/2003                 2,000  (P)                  8.99
          7/25/2003                 2,100  (P)                  9.00
          7/28/2003                 1,200  (P)                  9.00
          7/29/2003                 2,000  (P)                  8.98
          7/30/2003                 2,500  (P)                  9.00
          7/31/2003                 1,200  (P)                  9.00
           8/1/2003                   400  (P)                  8.99
           8/4/2003                 1,600  (P)                  8.99
           8/5/2003                 1,500  (P)                  8.99
           8/6/2003                 1,400  (P)                  8.97
           8/7/2003                 1,100  (P)                  8.96


                               Page 28 of 29 Pages

                                   SCHEDULE F
                                   ----------

                       FARALLON CAPITAL MANAGEMENT, L.L.C.
                       -----------------------------------

                                  NO. OF SHARES
                                  PURCHASED (P)                 PRICE
         TRADE DATE                OR SOLD (S)              PER SHARE ($)
        ------------             ---------------           --------------

          7/25/2003                106,500  (P)                 8.99
          7/25/2003                114,000  (P)                 9.00
          7/28/2003                 61,000  (P)                 9.00
          7/29/2003                106,000  (P)                 8.98
          7/30/2003                131,800  (P)                 9.00
          7/31/2003                 66,500  (P)                 9.00
           8/1/2003                 19,100  (P)                 8.99
           8/4/2003                 87,400  (P)                 8.99
           8/5/2003                 79,700  (P)                 8.99
           8/6/2003                 73,900  (P)                 8.97
           8/7/2003                 59,000  (P)                 8.96



          7/25/2003                  3,000  (P)                 8.99
          7/25/2003                  3,200  (P)                 9.00
          7/28/2003                  1,700  (P)                 9.00
          7/29/2003                  3,000  (P)                 8.98
          7/30/2003                  3,800  (P)                 9.00
          7/31/2003                  1,800  (P)                 9.00
           8/4/2003                  2,400  (P)                 8.99
           8/5/2003                  2,300  (P)                 8.99
           8/6/2003                  2,100  (P)                 8.97
           8/7/2003                  1,700  (P)                 8.96


                               Page 29 of 29 Pages